ROCKY BRANDS, INC.

Company Contact:	Jim McDonald
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey/Chad Jacobs
(203) 682-8200

ROCKY BRANDS, INC. ANNOUNCES FOURTH QUARTER AND 2009 FULL YEAR RESULTS
Fourth Quarter Non-GAAP Diluted Earnings Per Share Improves 85% to $0.24
Funded Debt Decreased $32.1 million, or 37% to $55.6 Million
Inventories Declined 21% to $55.4 Million

NELSONVILLE, Ohio, February 18, 2010 – Rocky Brands, Inc. (Nasdaq: RCKY) today announced financial results for its fourth quarter and fiscal year ended December 31, 2009.

For the fourth quarter of 2009, net sales were $61.7 million versus net sales of $66.0 million in the fourth quarter of 2008. The Company reported net income of $0.9 million, or $0.16 per diluted share in 2009, versus a net loss of $2.2 million, or ($0.41) per diluted share for the fourth quarter of 2008.

The Company reported Non-GAAP earnings of $0.24 per diluted share in the fourth quarter of 2009, excluding restructuring charges of ($0.08) per diluted share associated with the closing of fifteen mini warehouses that the Company operated under its Lehigh retail division and the relocation of its customer service center to Nelsonville from Nashville compared to earnings of $0.13 per diluted share in the fourth quarter of 2008, excluding non-cash charges of ($0.54) per diluted share for the write-down of the Lehigh and Gates trademarks.  A reconciliation of income per diluted share on a GAAP basis to income per diluted share excluding the restructuring and non-cash impairment charges is shown below.

Mike Brooks, Chairman and Chief Executive Officer, commented “Throughout 2009 we focused on taking costs out of our business and improving the efficiency of our organization.  Our efforts led to fourth quarter operating results that exceeded expectations and represented a solid ending to the year.  We are very pleased with our bottom line performance compared with the year ago quarter and equally excited about the improvement in our balance sheet. Better management of our receivables and inventories allowed us to significantly reduce borrowings on our credit facility during the past 12-months and resulted in year-end debt levels down 37%. At the same time, we have made meaningful progress restructuring our retail division as well as developing innovative new product lines and brand extensions for our wholesale channels. We begin 2010 optimistic about our growth prospects and committed to leveraging our leaner operating platform to drive enhanced profitability.”

Fourth Quarter Review

Net sales for the fourth quarter decreased to $61.7 million compared to $66.0 million a year ago. Wholesale sales for the fourth quarter decreased 7.3% to $45.9 million compared to $49.5 million for the same period in 2008. Retail sales for the fourth quarter were $12.5 million compared to $15.4 million for the same period last year. Retail sales were down year-over-year as a result of the ongoing transition to more internet driven transactions, and the decision to remove a portion of our Lehigh mobile stores from operation to help lower costs as discussed below. Military segment sales for the fourth quarter were $3.3 million versus $1.2 million for the same period in 2008. Fourth quarter 2009 military sales include the initial shipments of insulated boots under the $29 million blanket purchase agreement the company received from the General Services Administration (GSA) in July 2009.

Gross margin in the fourth quarter of 2009 was $22.0 million, or 35.7% of sales compared to $24.8 million, or 37.6% for the same period last year. The 190 basis point decrease is primarily due to the increase in sales in our military segment which carry lower gross margins than our retail and wholesale segments.

Selling, general and administrative (SG&A) expenses decreased $3.2 million or 14.7% to $18.4 million, or 29.9% of sales for the fourth quarter of 2009 compared to $21.6 million, or 32.7% of sales, a year ago. The decrease in SG&A expenses was primarily the result of a reduction in salaries & benefits, advertising expense, Lehigh mobile store expenses and bad debt expense.

Income from operations, excluding restructuring charges increased to $3.6 million, or 5.8% of sales for the period compared to income from operations, excluding the non-cash intangible impairment charges, of $3.2 million, or 4.9% sales in the prior year.

Interest expense decreased $0.4 million or 17.3% to $1.8 million for the fourth quarter of 2009 versus $2.2 million for the same period last year. The decrease is primarily the result of a reduction in average borrowings compared to the same period last year.

The Company’s funded debt decreased $32.1 million, or 36.6% to $55.6 million at December 31, 2009 versus $87.7 million at December 31, 2008.

Inventory decreased $14.9 million, or 21.2%, to $55.4 million at December 31, 2009 compared with $70.3 million on the same date a year ago.

The Company’s accounts receivable decreased $14.3 million, or 23.8% to $45.8 million at December 31, 2009 versus $60.1 million at December 31, 2008.

Full Year 2009 Results

For the full year 2009, net sales were $229.5 million versus net sales of $259.5 million in 2008. The Company reported net income of $1.2 million, or $0.21 per diluted share in 2009, versus net income of $1.2 million, or $0.21 per diluted share in 2008.

Excluding the aforementioned charges, the Company reported Non-GAAP earnings of $0.29 per diluted share for the full year of 2009 compared to earnings of $0.75 per diluted share in 2008. A reconciliation of income per diluted share on a GAAP basis to income per diluted share excluding the restructuring and non-cash impairment charges is shown below.

Reconciliation of Income per Diluted Share on GAAP Basis to a non-GAAP Basis

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Income / (loss) per diluted share on a GAAP Basis	$0.16	$(0.41)	$0.21	$0.21

Restructuring charges	$0.08	$-	$0.08	$-

Exclude non-cash impairment charges	$-	$0.54	$-	$0.54

Income per diluted share on a non-GAAP basis *	$0.24	$0.13	$0.29	$0.75

* Income per diluted share excluding the amounts shown above is a non-GAAP measure.  The Company believes this is an important measure since it represents the income per diluted share from operations excluding the restructuring and non-cash impairment charges.

Conference Call Information

The Company’s conference call to review fourth quarter fiscal 2009 results will be broadcast live over the internet today, Thursday, February 18, 2010 at 4:30 pm Eastern Time.  The broadcast will be hosted at www.rockybrands.com.

About Rocky Brands, Inc.

Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky Outdoor Gear®, Georgia Boot®, Durango®, Lehigh®, and the licensed brands Dickies®, Michelin® and Mossy Oak®.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management, and include statements in this press release regarding enhanced profitability (paragraph 4).  These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2008 (filed March 3, 2009) and the Company’s quarterly report on Form 10-Q for the quarters ended March 31, 2009 (filed May 4, 2009), June 30, 2009 (filed July 31, 2009) and September 30, 2009 (filed October 30, 2009).  One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2009	December 31, 2008
	Unaudited	Audited
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$1,797,093	$4,311,313
Trade receivables – net	45,831,558	60,133,493
Other receivables	1,476,643	1,394,235
Inventories	55,420,467	70,302,174
Deferred income taxes	1,475,695	2,167,966
Income tax receivable	-	75,481
Prepaid expenses	1,309,138	1,455,158
Total current assets	107,310,594	139,839,820
FIXED ASSETS – net	22,669,876	23,549,319
IDENTIFIED INTANGIBLES & GOODWILL	30,516,910	31,020,478
OTHER ASSETS	2,892,683	2,452,501
TOTAL ASSETS	$163,390,063	$196,862,118

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$6,781,534	$9,869,948
Current maturities – long term debt	511,870	480,723
Accrued expenses:
Taxes - other	440,223	641,670
Income tax payable	26,242	-
Other	5,226,749	4,261,689
Total current liabilities	12,986,618	15,254,030

LONG TERM DEBT – less current maturities	55,079,776	87,258,939
DEFERRED INCOME TAXES	9,071,639	9,438,921
DEFERRED LIABILITIES	3,774,356	3,960,472

TOTAL LIABILITIES	80,912,389	115,912,362

SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding December 31, 2009 - 5,576,465; December 31, 2008 - 5,516,898	54,598,104	54,250,064

Accumulated other comprehensive loss	(3,217,144)	(3,222,215)
Retained earnings	31,096,714	29,921,907

Total shareholders' equity	82,477,674	80,949,756

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$163,390,063	$196,862,118

 Rocky Brands, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	Unaudited	Unaudited	Unaudited	Audited
NET SALES	$61,659,962	$66,045,405	$229,485,575	$259,538,145

COST OF GOODS SOLD	39,628,552	41,234,024	144,928,219	157,294,936

GROSS MARGIN	22,031,410	24,811,381	84,557,356	102,243,209

OPERATING EXPENSES
Selling, general and administrative expenses	18,430,127	21,598,071	75,072,208	87,496,049
Restructuring charges	711,169	-	711,169	-
Non-cash intangible impairment charges	-	4,862,514	-	4,862,514
Total operating expenses	19,141,296	26,460,585	75,783,377	92,358,563

INCOME/(LOSS) FROM OPERATIONS	2,890,114	(1,649,204)	8,773,979	9,884,646

OTHER INCOME AND (EXPENSES):
Interest expense	(1,834,608)	(2,217,217)	(7,500,513)	(9,318,454)
Other – net	319,957	(58,103)	577,856	(26,718)
Total other - net	(1,514,651)	(2,275,320)	(6,922,657)	(9,345,172)

INCOME/(LOSS) BEFORE INCOME TAXES	1,375,463	(3,924,524)	1,851,322	539,474

INCOME TAX EXPENSE/(BENEFIT)	465,997	(1,683,665)	676,515	(627,665)

NET INCOME/(LOSS)	$909,466	$(2,240,859)	$1,174,807	$1,167,139

NET INCOME/(LOSS) PER SHARE
Basic	$0.16	$(0.41)	$0.21	$0.21
Diluted	$0.16	$(0.41)	$0.21	$0.21

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	5,564,408	5,509,691	5,551,382	5,508,614
Diluted	5,592,446	5,509,691	5,551,382	5,513,430